Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Mark Francois, Director of Investor Relations 760.734.4766 mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL COMPLETES OFFERING OF $300 MILLION OF SENIOR UNSECURED NOTES AND CLOSES ACQUISITION OF THERAPEUTIC FOOTWEAR PROVIDER, DR. COMFORT

SAN DIEGO, CA April 7, 2011 — DJO Global, Inc. (“DJO” or the “Company”) today announced that its indirect wholly owned subsidiaries, DJO Finance LLC (“DJOFL”) and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”), have completed a private offering of $300 million aggregate principal amount of 7.75% senior unsecured notes due 2018 (the “notes”).  Obligations under the notes are guaranteed by all existing and future domestic subsidiaries that guarantee the Company’s existing senior secured credit facilities, senior unsecured notes due 2014 and senior subordinated notes due 2017.

The Company also announced that it used $258.4 million of the proceeds from the notes offering today to complete the acquisition of Rikco International, LLC, D/B/A Dr. Comfort (“Dr. Comfort”). The Dr. Comfort purchase price includes adjustments for estimated increases in working capital as of the closing date and for Dr. Comfort cash on hand as of the closing date, and remains subject to further adjustment as certain closing date balances are finalized. The Company announced on March 15, 2011 that it had signed an agreement to purchase Dr. Comfort, a provider of therapeutic footwear. The Company also announced that it repaid $25.4 million of borrowings outstanding on DJOFL’s senior secured revolving credit facility today and that the remaining net proceeds from the notes offering were, or will be, used to pay estimated fees and expenses associated with the Dr. Comfort acquisition and the notes offering.

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The notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.  The initial issuance and sale of the notes were not registered under the Securities Act, and, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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